Exhibit 99.2

ANGEL STUDIOS, INC.

ANGEL STUDIOS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

	As of
	June 30, 2025	December 31, 2024
Assets
Current assets:
Cash and cash equivalents	$27,999,679	$7,211,826
Accounts receivable, net	20,911,417	16,234,301
Current portion of licensing receivables, net	8,785,563	8,785,636
Physical media inventory	1,474,442	1,711,638
Current portion of notes receivable	1,424,394	747,282
Digital assets receivable	28,750,840	—
Loan guarantee receivable	10,018,409	9,112,500
Prepaid expenses and other	9,768,056	9,146,017
Total current assets	109,132,800	52,949,200

Licensing receivables, net	8,011,726	12,074,629
Notes receivable, net of current portion	4,091,765	4,235,344
Property and equipment, net	616,105	778,927
Content, net	1,865,725	1,710,866
Intangible assets, net	1,880,631	1,917,155
Digital assets	3,722,670	12,457,387
Investments in affiliates	12,135,380	9,066,137
Operating lease right-of-use assets	2,544,912	2,744,693
Other long-term assets	4,089,924	589,924
Total assets	$148,091,638	$98,524,262

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$7,829,464	$7,929,482
Accrued expenses	19,243,682	13,074,655
Current portion of accrued licensing royalties	21,775,937	15,362,400
Current portion of notes payable	29,637,300	11,455,940
Current portion of operating lease liabilities	782,081	673,295
Deferred revenue	40,110,763	22,171,808
Loan guarantee payable	4,018,409	9,112,500
Current portion of accrued settlement costs	294,426	280,238
Total current liabilities	123,692,062	80,060,318

Accrued settlement costs, net of current portion	3,940,886	4,091,733
Accrued licensing royalties, long-term	5,033,766	8,367,099
Notes payable, net of current portion	5,772,849	—
Operating lease liabilities, net of current portion	1,859,987	2,153,463
Total liabilities	$140,299,550	$94,672,613

Commitments and contingencies

Stockholders’ equity:
Common stock, $0.001 par value, 85,000,000 shares authorized; 28,500,548 and 26,987,787 shares issued and outstanding as of June 30, 2025, and December 31, 2024, respectively	$28,500	$26,987
Additional paid-in capital	140,129,379	95,472,458
Noncontrolling interests	4,842,372	8,222,953
Accumulated deficit	(137,208,163)	(99,870,749)
Total stockholders’ equity	7,792,088	3,851,649
Total liabilities and stockholders’ equity	$148,091,638	$98,524,262

See accompanying notes to the condensed consolidated financial statements

ANGEL STUDIOS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Revenue:
Licensed content and other revenue	$87,397,850	$15,306,128	$133,604,594	$40,576,400
Pay it Forward revenue	243,566	1,200,298	1,477,462	4,788,232
Total revenue	87,641,416	16,506,426	135,082,056	45,364,632

Operating expenses:
Cost of revenues	27,286,383	9,787,029	46,766,587	23,701,627
Selling and marketing	61,510,343	16,328,695	112,035,657	37,821,260
General and administrative	9,838,725	4,670,798	17,205,979	9,913,236
Research and development	3,757,264	3,668,698	7,115,168	8,033,936
Legal expense	6,685,984	5,280,402	7,100,497	8,709,589
Total operating expenses	109,078,699	39,735,622	190,223,888	88,179,648
Operating loss	(21,437,283)	(23,229,196)	(55,141,832)	(42,815,016)

Other income (expense):
Net gain on digital assets	7,452,328	732,410	4,153,223	732,410
Interest expense	(2,742,902)	(945,279)	(4,307,057)	(1,517,070)
Interest income	1,408,200	936,241	2,532,891	1,826,501
Impairment of failed acquisition	(500,000)	—	(500,000)	—
Total other income	5,617,626	723,372	1,879,057	1,041,841
Loss before income tax benefit	(15,819,657)	(22,505,824)	(53,262,775)	(41,773,175)
Income tax benefit	—	—	—	(4,403,068)
Net loss	$(15,819,657)	$(22,505,824)	$(53,262,775)	$(37,370,107)

Net income (loss) attributable to noncontrolling interests	62,865	(23,011)	36,657	(43,210)
Net loss attributable to controlling interests	$(15,882,522)	$(22,482,813)	$(53,299,432)	$(37,326,897)

Net loss per common share - basic	$(0.569)	$(0.889)	$(1.933)	$(1.485)
Net loss per common share - diluted	$(0.569)	$(0.889)	$(1.933)	$(1.485)

Weighted average common shares outstanding - basic	27,928,342	25,276,878	27,574,641	25,138,698
Weighted average common shares outstanding - diluted	27,928,342	25,276,878	27,574,641	25,138,698

See accompanying notes to the condensed consolidated financial statements

ANGEL STUDIOS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (Unaudited)

	Three Months Ended
	Common Stock								Additional
	Class A		Class B		Class C		Class F		Paid-in	Accumulated	Noncontrolling	Total
	Units	Amount	Units	Amount	Units	Amount	Units	Amount	Capital	Deficit	Interests	Equity
Balance as of March 31, 2025	11,270,828	$11,271	3,005,416	$3,005	3,401,888	$3,402	9,788,472	$9,788	$112,917,006	$(121,325,641)	$2,425,339	$(5,955,830)
Stock options exercised	—	—	—	—	—	—	23,996	24	110,193	—	—	110,217
Issuance of common stock, net of fees	—	—	—	—	1,012,026	1,012	—	—	23,705,954	—	—	23,706,966
Transfer of common stock	(15,142)	(15)	(8,181)	(8)	27,631	27	(4,308)	(4)	—	—	—	—
Repurchase of common stock	—	—	—	—	(5)	—	(2,073)	(2)	(67,909)	—	—	(67,911)
Stock-based compensation expense	—	—	—	—	—	—	—	—	2,126,929	—	—	2,126,929
Convertible note beneficial conversion feature	—	—	—	—	—	—	—	—	1,114,338	—	—	1,114,338
Issuance of warrants	—	—	—	—	—	—	—	—	222,868	—	—	222,868
Contributions from noncontrolling interests, net of fees	—	—	—	—	—	—	—	—	—	—	8,104,168	8,104,168
Redemptions from noncontrolling interests	—	—	—	—	—	—	—	—	—	—	(5,750,000)	(5,750,000)
Net income (loss)	—	—	—	—	—	—	—	—	—	(15,882,522)	62,865	(15,819,657)
Balance as of June 30, 2025	11,255,686	$11,256	2,997,235	$2,997	4,441,540	$4,441	9,806,087	$9,806	$140,129,379	$(137,208,163)	$4,842,372	$7,792,088

Balance as of March 31, 2024	10,939,165	$10,939	3,346,358	$3,346	1,084,484	$1,085	9,636,279	$9,636	$50,908,243	$(24,919,100)	$(171,869)	$25,842,280
Stock options exercised	—	—	—	—	—	—	84,283	84	152,388	—	—	152,472
Issuance of common stock, net of fees	—	—	—	—	581,803	582	—	—	8,249,389	—	—	8,249,971
Transfer of common stock	—	—	—	—	15,136	15	(15,136)	(15)	—	—	—	—
Repurchase of common stock	—	—	—	—	—	—	(4,412)	(4)	(62,558)	—	—	(62,562)
Stock-based compensation expense	—	—	—	—	—	—	—	—	502,909	—	—	502,909
Cumulative translation adjustment	—	—	—	—	—	—	—	—	—	(238)	—	(238)
Net loss	—	—	—	—	—	—	—	—	—	(22,482,813)	(23,011)	(22,505,824)
Balance as of June 30, 2024	10,939,165	$10,939	3,346,358	$3,346	1,681,423	$1,682	9,701,014	$9,701	$59,750,371	$(47,402,151)	$(194,880)	$12,179,008

See accompanying notes to the condensed consolidated financial statements

ANGEL STUDIOS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (Unaudited)

	Six Months Ended

	Common Stock								Additional
	Class A		Class B		Class C		Class F		Paid-in	Accumulated	Noncontrolling	Total
	Units	Amount	Units	Amount	Units	Amount	Units	Amount	Capital	Deficit	Interests	Equity
Balance as of December 31, 2024	11,270,828	$11,271	3,005,416	$3,005	2,950,235	$2,950	9,761,308	$9,761	$95,472,458	$(99,870,749)	$8,222,953	$3,851,649
Stock options exercised	—	—	—	—	—	—	53,184	53	190,680	—	—	190,733
Issuance of common stock, net of fees	—	—	—	—	1,463,692	1,464	—	—	38,502,206	—	—	38,503,670
Transfer of common stock	(15,142)	(15)	(8,181)	(8)	27,631	27	(4,308)	(4)	—	—	—	—
Repurchase of common stock	—	—	—	—	(18)	—	(4,097)	(4)	(132,936)	—	—	(132,940)
Stock-based compensation expense	—	—	—	—	—	—	—	—	4,759,765	—	—	4,759,765
Convertible note beneficial conversion feature	—	—	—	—	—	—	—	—	1,114,338	—	—	1,114,338
Issuance of warrants	—	—	—	—	—	—	—	—	222,868	—	—	222,868
Digital assets market value adjustment	—	—	—	—	—	—	—	—	—	15,962,018	—	15,962,018
Contributions from noncontrolling interests, net of fees	—	—	—	—	—	—	—	—	—	—	8,332,762	8,332,762
Redemptions from noncontrolling interests	—	—	—	—	—	—	—	—	—	—	(11,750,000)	(11,750,000)
Net loss	—	—	—	—	—	—	—	—	—	(53,299,432)	36,657	(53,262,775)
Balance as of June 30, 2025	11,255,686	$11,256	2,997,235	$2,997	4,441,540	$4,441	9,806,087	$9,806	$140,129,379	$(137,208,163)	$4,842,372	$7,792,088

Balance as of December 31, 2023	10,939,165	$10,939	3,346,358	$3,346	898,316	$899	9,807,461	$9,807	$49,875,530	$(10,073,191)	$(151,670)	$39,675,660
Stock options exercised	—	—	—	—	—	—	102,889	103	224,064	—	—	224,167
Issuance of common stock, net of fees	—	—	—	—	581,803	582	—	—	8,249,389	—	—	8,249,971
Transfer of common stock	—	—	—	—	201,304	201	(201,304)	(201)	—	—	—	—
Repurchase of common stock	—	—	—	—	—	—	(8,032)	(8)	(113,886)	—	—	(113,894)
Stock-based compensation expense	—	—	—	—	—	—	—	—	1,515,274	—	—	1,515,274
Cumulative translation adjustment	—	—	—	—	—	—	—	—	—	(2,063)	—	(2,063)
Net loss	—	—	—	—	—	—	—	—	—	(37,326,897)	(43,210)	(37,370,107)
Balance as of June 30, 2024	10,939,165	$10,939	3,346,358	$3,346	1,681,423	$1,682	9,701,014	$9,701	$59,750,371	$(47,402,151)	$(194,880)	$12,179,008

See accompanying notes to the condensed consolidated financial statements

ANGEL STUDIOS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Six Months Ended June 30,
	2025	2024
Cash flows from operating activities:
Net loss	$(53,262,775)	$(37,370,107)
Adjustments to reconcile net loss to net cash and cash equivalents used in operating activities:
Depreciation and amortization	437,579	524,206
Amortization of operating lease assets	345,761	343,521
Stock-based compensation expense	4,759,765	1,515,274
Net gain on digital assets	(4,153,223)	(732,410)
Investments in affiliates gain	(87,211)	(38,891)
Non-cash interest expense	161,285	—
Impairment of failed acquisition	500,000	—
Change in deferred income taxes	—	(4,403,068)
Change in operating assets and liabilities:
Accounts receivable	(4,677,116)	16,539,539
Physical media inventory	237,196	(279,532)
Prepaid expenses and other current assets	(622,039)	(990,694)
Licensing receivables	4,062,976	(5,862,011)
Other long-term assets	—	(15,000)
Accounts payable and accrued expenses	6,910,533	2,082,526
Accrued licensing royalties	3,080,204	(3,918,106)
Operating lease liabilities	(330,670)	(325,368)
Deferred revenue	17,938,955	3,768,831
Net cash and cash equivalents used in operating activities	(24,698,780)	(29,161,290)

Cash flows from investing activities:
Purchases of property and equipment	(118,942)	(244,581)
Issuance of notes receivable	(974,176)	(1,352,311)
Collections of notes receivable	440,643	1,688,769
Purchase of digital assets	—	(48,515)
Sale of digital assets	99,118	964,178
Purchase of content	(4,274,150)	(317,747)
Investments in affiliates	(2,982,032)	39,458
Net cash and cash equivalents provided by (used in) investing activities	(7,809,539)	729,251

Cash flows from financing activities:
Repayment of notes payable	(24,338,861)	(15,660,616)
Repayment of loan guarantee	(6,000,000)	—
Receipt of notes payable	48,891,000	15,043,019
Repayment of accrued settlement costs	(136,660)	(123,807)
Exercise of stock options	190,733	224,167
Issuance of common stock	38,503,670	8,249,971
Contribution of equity in noncontrolling interests	8,731,422	—
Redemption of equity in noncontrolling interests	(11,750,000)	—
Fees related to issuance of common stock and minority interest	(398,660)	—
Repurchase of common stock	(132,940)	(113,894)
Debt financing fees	(263,532)	—
Net cash and cash equivalents provided by financing activities	53,296,172	7,618,840

Effect of changes in foreign currency exchange rates on cash and cash equivalents	—	(2,063)

Net increase (decrease) in cash and cash equivalents	20,787,853	(20,815,262)
Cash and cash equivalents at beginning of period	7,211,826	25,201,425

Cash and cash equivalents at end of period	$27,999,679	$4,386,163

Supplemental disclosure of cash flow information:
Cash paid for interest	$2,624,497	$949,124

Supplemental schedule of noncash financing activities:
Adoption of ASU No. 2023-08	$15,962,018	$—
Change from digital assets to digital assets receivable	21,748,336	—
Operating lease right-of-use assets and liabilities	145,980	2,137,262

See accompanying notes to the condensed consolidated financial statements

Angel Studios, Inc.

Notes to the Condensed Consolidated Financial Statements

(Unaudited)

The financial information presented in these unaudited financial statements is condensed and should be read in conjunction with the entity’s latest annual audited financial statements. Interim disclosures generally do not repeat those in the annual statements.

1.Description of Organization and Summary of Significant Accounting Policies

Organization

The company comprises Angel Studios, Inc., a Delaware corporation, and its subsidiaries and affiliates (collectively, the “Company”). The Company’s mission is to share stories with the world that amplify light. This is done by aligning the Company’s interests with those of the creators and the audience and utilizing the wisdom of crowds to help guide decisions on the content that gets created.

Proposed Business Combination

The Merger

On September 11, 2024, the Company entered into that certain Agreement and Plan of Merger by and among the Company, Southport Acquisition Corporation (“Southport”) and Sigma Merger Sub, Inc. (“Merger Sub”) (the “Merger Agreement”).

The Merger Agreement provides that, among other things and upon the terms and subject to the conditions thereof, the following transactions will occur:

1.	at the closing of the transactions contemplated by the Merger Agreement (the “Closing”), upon the terms and subject to the conditions thereof, and in accordance with the Delaware General Corporation Law, as amended (the “DGCL”), Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation and a wholly owned subsidiary of Southport (the “Merger or Business Combination”);
2.	at the Closing, all of the outstanding capital stock of the Company (other than shares subject to Company options, shares held in treasury and any dissenting shares) will be converted into the right to receive shares of common stock, par value $0.0001 per share, of Southport (“Southport Common Stock”), in an aggregate amount equal to (x) $1.5 billion plus the aggregate gross proceeds of any capital raised by the Company prior to the Closing, divided by (y) $10.00;
3.	at the Closing, all of the outstanding options to acquire capital stock of the Company will be converted into comparable options to acquire shares of Southport Common Stock (subject to appropriate adjustments to the number of shares of Southport Common Stock underlying such options and the exercise price of such options);
4.	subject to the approval of the holders of Southport’s public warrants, Southport will amend its public warrants so that, immediately prior to the Closing, each of the issued and outstanding Southport public warrants automatically will convert into 0.1 newly issued share of Southport class A common stock and such warrants will cease to be outstanding (the “Warrant Conversion”); and
5.	at the Closing, Southport will be renamed “Angel Studios, Inc.”

The board of directors of Southport has unanimously (i) approved and declared advisable the Merger Agreement and the Merger and (ii) resolved to recommend approval of the Merger Agreement and related matters by the stockholders of Southport.

The Merger Agreement is subject to the satisfaction or waiver of certain customary closing conditions, including, among others, (i) the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which occurred on December 5, 2024, (ii) the absence of any law or injunction prohibiting the consummation of the Merger, (iii) the effectiveness of the registration statement on Form S-4 to be filed by Southport in connection with the transaction, (iv) the approval of the Merger Agreement and the transactions contemplated thereby by the respective stockholders of Southport and the Company, (v) the approval by Southport’s stockholders of an extension to Southport’s deadline to consummate a business combination to September 30, 2025, which approval was obtained on November 13, 2024, (vi) the receipt of approval for listing on the New York Stock Exchange or the Nasdaq Stock Market (or any other nationally recognized stock exchange in the United States as may be agreed by the Company and Southport) of the Southport class A common stock (including shares issued in the transaction), (vii) Southport having at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) upon the Closing, (viii) the performance in all material respects of the respective covenants of Southport and the Company to be performed as of or prior to the Closing, including with respect to Southport, the covenant with respect to the warrantholder approval and (ix) the representations and warranties of Southport and the Company remaining accurate (to such standards described in the Merger Agreement) as of the effective time of the Merger.

Each party’s obligations to consummate the Merger are also conditioned upon the accuracy of the other party’s representations and warranties, subject to customary materiality and material adverse effect qualifiers, and the performance in all material respects by the other party of its covenants in the Merger Agreement to be performed as of or prior to the Closing.

The Merger Agreement contains customary representations and warranties by Southport, Merger Sub and the Company. The representations and warranties of the respective parties to the Merger Agreement generally will not survive the Closing.

The Merger Agreement may be terminated at any time prior to the Closing (i) by written consent of Southport and the Company, (ii) by either the Company or Southport, if certain approvals of the stockholders of Southport or the Company, to the extent required under the Merger Agreement, are not obtained as set forth therein, (iii) by the Company, if there is a Modification in Recommendation (as defined in the Merger Agreement), or by Southport, if there is a Company Modification in Recommendation (as defined in the Merger Agreement), and (iv) by either Southport or the Company in certain other circumstances set forth in the Merger Agreement, including (a) if any governmental authority shall have issued or otherwise entered a final, nonappealable order making consummation of the Merger illegal or otherwise preventing or prohibiting consummation of the Merger, (b) in the event of certain uncured material breaches by the other party or (c) if the Closing has not occurred on or before September 30, 2025.

Certain Related Agreements

The Sponsor Support Agreement

On September 11, 2024, Southport also entered into a Sponsor Support Agreement (the “Sponsor Support Agreement”), by and among Southport, Southport Acquisition Sponsor LLC, a Delaware limited liability company (the “Sponsor”), and the Company, pursuant to which the Sponsor has agreed to, among other things, (i) vote in favor of the Merger Agreement and the transactions contemplated thereby and (ii) not redeem its shares of Southport Common Stock in connection therewith. In addition, the Sponsor has agreed to forfeit all of the Southport private placement warrants held by it at the Closing for no additional consideration. The Sponsor has also agreed to cover certain expenses incurred by Southport that are unpaid and payable at the Closing in excess of a specified cap. The Sponsor Support Agreement will terminate upon the earlier of the termination of the Merger Agreement or written agreement by the parties.

Angel Studios Stockholder Support Agreement

On September 11, 2024, Southport also entered into a Stockholder Support Agreement (the “Angel Studios Stockholder Support Agreement”) by and among Southport, the Company and certain stockholders of the Company (the “Key Stockholders”). Under the Angel Studios Stockholder Support Agreement, the Key Stockholders agreed, with respect to the outstanding shares of the Company’s common stock held by such Key Stockholders, to vote their shares or execute and deliver a written consent adopting the Merger Agreement and related transactions and approving the Merger Agreement and transactions contemplated thereby.

Registration Rights Agreement

The Merger Agreement contemplates that, at the Closing, Southport, the Sponsor, certain equityholders of the Company, Jared Stone and the other parties thereto, will enter into a Registration Rights Agreement (the “Registration Rights Agreement”), pursuant to which Southport will grant customary registration rights to the other parties thereto, including to register for resale, pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), certain shares of Southport Common Stock that are held by the other parties thereto.

Lock-Up Agreement

The Merger Agreement contemplates that, at the Closing, Southport and the Key Holders (as defined in the Merger Agreement) will enter into a Lock-Up Agreement (the “Lock-Up Agreement”). The Lock-Up Agreement contains certain restrictions on transfer with respect to shares of Southport Common Stock held by the Key Holders immediately following the Closing (other than shares purchased in the public market after the Closing) and the shares of Southport Common Stock issued to directors and executive officers of the combined company upon settlement or exercise of stock options or other equity awards outstanding as of immediately following the Closing in respect of awards of the Company outstanding immediately prior to the Closing (the “Lock-Up Shares”). Such restrictions begin at the Closing and end on the earlier of (i) one year after the Closing and (ii) (a) for 33.0% of the Lock-Up Shares, the date on which the last reported sale price of Southport Common Stock equals or exceeds $12.50 per share for any twenty trading days within any thirty-trading day period commencing at least thirty days after the Closing and (b) for an additional 50.0% of the Lock-up Shares, the date on which the last reported sale price of Southport Common Stock equals or exceeds $15.00 per share for any twenty trading days within any thirty-trading day period commencing at least thirty days after the Closing.

The foregoing descriptions of the Merger Agreement, the Sponsor Support Agreement and the Angel Studios Stockholder Support Agreement, and the transactions and documents contemplated thereby (including, without limitation, the Registration Rights Agreement and the Lock-Up Agreement), are not complete and are subject to and qualified in their entirety by reference to the Merger Agreement, the Sponsor Support Agreement and the Angel Studios Stockholder Support Agreement, copies of which were filed with a Current Report on Form 8-K/A on September 11, 2024, as Exhibit 2.1, Exhibit 10.1 and Exhibit 10.2, respectively, and the terms of which are incorporated by reference herein.

Amendment to Agreement and Plan of Merger

On February 14, 2025, Southport, the Company and Merger Sub entered into the Amendment No. 1 to Agreement and Plan of Merger (the “Merger Agreement Amendment”), which amends the Merger Agreement to make the following adjustments:

1.	Remove the closing condition requiring Southport to have at least $5,000,001 of net tangible assets upon the Closing;

2.	Amend the definition of “Acquiror Expense Cap” in the Merger Agreement to increase the amount of expenses from an amount equal to (a) $11,000,000.00 minus (b) the aggregate amount of reasonable and documented Transaction Expenses; provided that the amount in clause (b) shall not exceed $3,500,000.00; to an amount equal to (a) $11,415,000.00 minus (b) the aggregate amount of reasonable and documented Transaction Expenses; provided that the amount in clause (b) shall not exceed $3,863,342.00;

3.	Amend the definition of “Transaction Expenses” in the Merger Agreement to include costs and expenses related to the preparation, filing and distribution of the joint proxy statement/prospectus and other Company Securities and Exchange Commission (“SEC”) filings; and

4.	Amend the provision regarding expense statements to increase the amount of expenses from $11,000,000.00 to $11,415,000.00.

The Merger Agreement Amendment was filed with a Current Report on Form 8-K on February 18, 2025, as Exhibit 2.1, and is incorporated herein by reference.

The Merger Agreement, the Merger Agreement Amendment, the Sponsor Support Agreement and the Angel Studios Stockholder Support Agreement and the other documents related thereto (collectively, the “Transaction Documents”) have been included to provide investors with information regarding their terms. They are not intended to provide any other factual information about the Company, Southport or their respective affiliates. The representations, warranties, covenants and agreements contained in the Transaction Documents were made only for purposes of the Merger Agreement as of the specific dates therein, were solely for the benefit of the parties to the Transaction Documents and may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Transaction Documents instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries under the Transaction Documents and should not rely on the representations, warranties, covenants and agreements or any descriptions thereof as characterizations of the actual state of facts or condition of the parties thereto or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of representations and warranties may change after the applicable dates of the Transaction Documents, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

Basis of Presentation

The condensed consolidated financial statements include the accounts of the Company. All significant intercompany balances and transactions have been eliminated in consolidation.

The unaudited condensed consolidated financial statements have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) for interim financial information. Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements. In the opinion of the Company’s management, all adjustments (consisting only of normal recurring adjustments) considered necessary for a fair presentation have been reflected in these unaudited condensed consolidated financial statements. Operating results for three and six months ended June 30, 2025, are not necessarily indicative of the results that may be expected for the fiscal year ending December 31, 2025. The balance sheet at December 31, 2024 has been derived from the audited financial statements at that date, but does not include all the information and footnotes required by GAAP for complete financial statements. The accompanying unaudited condensed consolidated financial statements should be read together with the annual audited consolidated financial statements and related notes for the fiscal year ended December 31, 2024 included in the Company’s Annual Report on Form 10-K filed with the SEC on March 28, 2025.

As comprehensive income equals net income, separate statements of comprehensive income were not included in the accompanying condensed consolidated financial statements.

Reclassifications

Certain prior period balances have been reclassified to conform to the current period presentation in the condensed consolidated financial statements and the accompanying notes.

Use of Estimates

The preparation of condensed consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect reported amounts and disclosures. Accordingly, actual results could differ from those estimates. Estimates are based on historical experience and on various other assumptions that the Company believes to be reasonable under the circumstances. Regularly, the Company evaluates the assumptions, judgments, and estimates. Actual results may differ from these estimates.

Fair Value Measurements

The Company applies the accounting provisions related to fair value measurements given in ASC 820, Fair Value Measurements. These provisions define fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. They also establish a hierarchy that prioritizes the information used in developing fair value estimates and require disclosure of fair value measurements by level within the fair value hierarchy. The hierarchy gives the highest priority to quoted prices in active markets (Level 1 measurements) and the lowest priority to unobservable data (Level 3 measurements), such as the reporting entity’s own data. These provisions also provide valuation techniques, such as the market approach (comparable market prices), the income approach (present value of future income or cash flows), and the cost approach (cost to replace the service capacity of an asset or replacement cost).

An asset or liability’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The three levels of the valuation hierarchy are defined as follows:

Level 1: Observable inputs such as quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2: Inputs other than quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

Level 3: Unobservable inputs that reflect the Company’s own assumptions

Digital Assets and Digital Assets Receivable

In 2021, the Company saw a need to further diversify and maximize returns on cash balances that are not required to maintain adequate operating liquidity. As such, the Company implemented a policy that would allow for the investment in bitcoin (digital assets) under this policy. The Company believes their bitcoin holdings are highly liquid. However, digital assets may be subject to volatile market prices, which may be unfavorable at the time when the Company wants or needs to liquidate them. The Company has ownership of and control over their digital assets and may use third-party custodial services to secure it. The digital assets are initially recorded at cost and are subsequently remeasured on the condensed consolidated balance sheet at fair value. Periods prior to January 1, 2025 include digital assets at cost, net of impairment losses incurred since their acquisition.

The Company determines and records the fair value of their digital assets in accordance with ASC Topic 820, Fair Value Measurement, based on quoted prices on the active exchange(s) that they have determined is the principal market for such assets (Level I inputs). The Company determines the cost basis of their digital assets using the cost at the time of acquisition of each unit received. Realized and unrealized gains and losses are now recorded to net loss (gain) on digital assets in the Company’s condensed consolidated statement of operations.

For periods prior to January 1, 2025, prior to the adoption of ASU 2023-08, the Company’s digital assets were initially recorded at cost, and subsequently measured at cost, net of any impairment losses incurred since acquisition. Impairment losses were recognized as “Write-down of digital assets” in the Company’s Consolidated Statement of Operations in the period in which the impairment occurred. Also for periods prior to January 1, 2025, gains were not recorded until realized upon sale(s), at which point they were presented net of any impairment losses for the same digital assets held. In determining the gain to be recognized upon sale, the Company would calculate the difference between the sales price and carrying value of the digital assets sold immediately prior to sale.

The Company accounts for its digital assets, which are comprised solely of bitcoin, as indefinite-lived intangible assets. The Company’s digital assets are initially recorded at cost. Subsequent to the Company’s adoption of ASU 2023-08 on January 1, 2025, bitcoin assets are measured at fair value as of each reporting period. The Company determines the fair value of its bitcoin based on quoted (unadjusted) prices on the Coinbase exchange, the active exchange that the Company has determined is its principal market for bitcoin (Level 1 inputs). Changes in fair value are recognized as incurred in the Company’s condensed consolidated statements of operations, within “Net gain on digital assets”, within operating expenses in the Company’s condensed consolidated statements of operations.

The Company has recorded a portion of their digital assets as digital assets receivable for the digital assets the Company sent to third party lenders to be held in custody as collateral against certain notes payable. The digital asset receivables are initially measured upon transfer at fair value and subsequently measured at fair value each reporting period. The changes in fair value are recognized on the condensed consolidated statements of operations. For more information, see Note 3, Debt.

See Note 2, Digital Assets and Digital Assets Receivables, for further information regarding digital assets.

Liquidity

The condensed consolidated financial statements have been prepared assuming the Company will continue to operate as a going concern within one year from the date of issuance of these condensed consolidated financial statements. For the six months ended June 30, 2025, the Company incurred a net loss of approximately $53.3 million and used cash in operating activities of approximately $24.7 million. The Company had an accumulated deficit of approximately $137.2 million as June 30, 2025.

Management is working to increase revenues through the growth of Angel Guild memberships, the Company’s pipeline of theatrical releases in 2025 and additional streaming agreements. The Company finances marketing activities for theatrical releases through two primary methods: (i) Regulation A offerings that are tailored to raise money for the print and advertising costs (“P&A”) for specific theatrical releases and (ii) P&A loan agreements with individual and institutional investors. During the six months ended June 30, 2025, the Company raised $8.3 million from Regulation A offerings and received $25.0 million from P&A loans, both of which were used for P&A in various theatrical releases during the year. During the year ended December 31, 2024, the Company raised $0.0 million from Regulation A offerings and received $23.3 million from P&A loans. During the six months ended June 30, 2025, the Company paid $25.5 million for the repayments of P&A loans, including interest and paid $11.8 million as a redemption of shares for Regulation A investors, from the proceeds collected from the theatrical releases and other revenues earned. During the year ended December 31, 2024, the Company paid $17.9 million for the repayments of P&A loans, including interest and paid $0.0 million as a redemption of shares for Regulation A investors, from the proceeds collected from the theatrical releases and other revenues earned.

Additionally, the Company has raised capital through the sale of its Class A common stock, par value $0.001 per share (the “Class A Common Stock”), Class B common stock, par value $0.001 per share (“Class B Common Stock”), Class C common stock, par value $0.001 per share (the “Class C Common Stock”) and Class F common stock, par value $0.001 per share (the “Class F Common Stock,” and together with the Class A Common Stock, Class B Common Stock and Class C Common Stock, the “Common Stock”), generating approximately $38.5 million of cash during the six months ended June 30, 2025, and $32.8 million of cash and $9.5 million in bitcoin during the year ended December 31, 2024. During the six months ended June 30, 2025, the Company has (i) grown from 0.6 million to 1.3 million Angel Guild paying members, generating approximately $101.1 million in cash from Angel Guild paid memberships. Management believes the Company will be able to continue to fund operating capital shortfalls through August 2026 through the issuance of debt and Common Stock. While there is no assurance of success, management remains committed to its plans to grow revenues and manage expenses. If these efforts are not successful, or if securing debt and selling Common Stock on acceptable terms proves challenging, the Company can reduce its spend on marketing of the Angel Guild, which could materially affect its growth, its financial condition and/or its ability to continue as a going concern.

Accounts Receivable

The Company records its accounts receivable at sales value less an allowance for doubtful accounts receivable. Management determines the allowance for doubtful accounts receivable in accordance with ASC 326 by segmenting the receivables portfolio and using historical experience, market conditions and account aging to determine an allowance for each segment.

Account balances are written off against the allowance when the potential for recovery is remote. Recoveries of receivables previously written off are recorded when payment is received. As of June 30, 2025, the allowance for doubtful accounts receivable was $0.5 million. As of December 31, 2024, the Company’s allowance for doubtful accounts receivable was $0.4 million.

Licensing Receivables

Licensing receivables consist of amounts due from customers under the Company’s multi-year content licensing arrangements. These receivables arise from the licensing of content to third parties, typically over terms ranging from several months to up to ten years, with an average duration of around three years.

For licensing arrangements where payments are due over a longer period, the Company assesses the need to recognize a significant financing component when the expected time between the satisfaction of the Company’s performance obligations and the receipt of payment exceeds one year. In such cases, the licensing receivable is recorded at the present value of the future payments, discounted at a rate reflective of a separate financing transaction between the Company and the customer at contract inception. When no significant financing component is deemed to be present (e.g., when payments are expected within one year), the receivable is recorded at the transaction price, without adjustment for the time value of money.

The Company monitors licensing receivables for collectability and assesses for credit risk at each reporting period. Any expected credit losses are recognized in accordance with the Company’s allowance for doubtful accounts policy.

Physical Inventory

Physical inventory consists of apparel, DVDs, Blu-rays, books, and other merchandise purchased for resale, related to content the Company is distributing. Physical inventory is recorded at average cost. The Company periodically reviews the physical media inventory for excess supply, obsolescence, and valuations above estimated realization amounts, and provides a reserve to cover these items. Management determined that no reserve for physical media inventory was necessary as of June 30, 2025, and December 31, 2024.

Prepaid Expenses and Other

Prepaid expenses primarily represent payments made in advance for services and goods to be received in future periods. These include, but are not limited to, prepayments for insurance, software, rent, fees and future advertising. As the benefits are consumed or utilized, the prepaid assets are recognized as expenses on the condensed consolidated statements of operations.

Other assets may include royalty advances, deposits and interest receivable.

Investments in Affiliates

Investments in affiliates represent the Company’s investments in noncontrolling interests. The Company’s investments where the Company has significant influence, but does not control, and joint ventures which are variable interest entities (“VIE”) in which the Company is not the primary beneficiary, are recorded under the equity method of accounting in the accompanying condensed consolidated financial statements. The Company’s investments where the Company has little or no influence and which the Company is not the primary beneficiary, are recorded under the cost method of accounting in the accompanying condensed consolidated financial statements.

Under the equity method, the Company’s investment is stated at cost and adjusted for the Company’s share of net earnings or losses and reduced by distributions. Equity in earnings is recognized based on the Company’s ownership interest in the earnings of the VIE. Under the cost method, the Company’s investment is stated at cost and will be reduced by any distributions received.

Notes Receivable

The Company enters into various notes receivable with filmmakers for marketing and other purposes. The Company records its notes receivable based on actual amounts loaned or paid for on behalf of the filmmaker. The Company also has a note receivable from the disposition of a business in 2021. The Company establishes specific reserves for those customer accounts identified with collection problems due to insolvency or other issues. The Company’s notes receivable are considered past due when payment has not been received within thirty days of the due date. The amounts of the specific reserves are estimated by management based on various assumptions, including the customer’s financial position, age of the receivables and changes in payment schedules and histories.

Notes receivable balances are charged off against the allowance for doubtful notes when the potential for recovery is remote. Recoveries of notes receivable previously charged off are recorded when payment is received. The allowance for doubtful notes receivable was $0.0 million as of June 30, 2025 and December 31, 2024.

Accrued Licensing Royalties

Accrued licensing royalties represent amounts owed by the Company to filmmakers based on the contractual terms agreed upon with the filmmaker. Estimates are made based on available information and historical experience, taking into consideration any known uncertainties. Where necessary, accruals are adjusted in subsequent periods to reflect changes in circumstances or estimates.

Deferred Revenue

Deferred revenue represents payments received in advance of the Company fulfilling its performance obligations under various arrangements, including Angel Guild memberships, content licensing, Pay it Forward payments for theatrical releases, theatrical ticket presales and other deferred revenue. The Company recognizes deferred revenue when cash is received before the related revenue recognition criteria are met, and such amounts are recognized as revenue when the related performance obligations are satisfied.

Angel Guild Memberships

Angel Guild membership fees, which include both standard and premium membership options, are recorded as deferred revenue when received. As of June 30, 2025 and December 31, 2024, the Company had $39.4 million and $19.8 million, respectively, of deferred revenue related to Angel Guild memberships. These amounts are expected to be recognized as revenue over the membership period, primarily within the next twelve months.

Content Licensing

For certain content licensing arrangements, the Company recognizes deferred revenue when payment is received in advance of delivering the content or when performance obligations related to the licensing arrangement have not yet been satisfied. Revenue is recognized as content is delivered and the customer can begin exploiting the content, or, in the case of usage-based royalties, when the sale or usage occurs. As of June 30, 2025 and December 31, 2024, the Company had $0.0 million of deferred revenue related to content licensing arrangements.

Pay it Forward

The Company receives Pay it Forward payments, which are used to offset the costs of free or discounted theatrical tickets provided to others. Pay it Forward payments in excess of Ticket Redemption Expenses (as defined below) are initially recorded as deferred revenue. Revenue is recognized as Pay it Forward payments are redeemed for tickets or when it is determined that future ticket redemptions will be less than the deferred revenue balance. As of June 30, 2025 and December 31, 2024, the Company had $0.0 million and $0.4 million, respectively, of deferred revenue related to Pay it Forward payments, which is expected to be redeemed or recognized as revenue within the next twelve months.

Theatrical Ticket Presales

The Company records deferred revenue related to theatrical ticket presales, which represent payments received in advance of scheduled theatrical releases. Revenue is recognized when the related theatrical releases occur. As of June 30, 2025 and December 31, 2024, the Company had $0.1 million and $1.0 million, respectively, of deferred revenue related to these presales.

Other Deferred Revenue

As of June 30, 2025 and December 31, 2024, the Company had $0.6 million and $1.0 million, respectively, in deferred revenue from various other types of contractual arrangements. These amounts will be recognized as revenue when the performance obligations are satisfied, primarily within the next twelve months.

Revenue Recognition

The Company recognizes revenue when a customer obtains control of promised products or services. The amount of revenue recognized reflects the consideration that the Company expects to be entitled to receive in exchange for these products or services. The Company applies the following five steps: (i) Identify the contract with the customer; (ii) Identify the performance obligations in the contract; (iii) Determine the transaction price; (iv) Allocate the transaction price to performance obligations in the contract; and (v) Recognize revenue when or as the Company satisfies a performance obligation. The following components represent the most significant portions of revenue being recognized:

	For the three months ended June 30,		For the six months ended June 30,
	2025	2024	2025	2024
Angel Guild	$46,803,621	$7,576,999	$81,501,139	$12,239,312
Theatrical	32,579,632	4,492,280	40,307,838	12,876,923
Content licensing	6,565,573	1,986,740	9,162,077	12,051,753
Merchandise	1,126,830	745,181	2,070,674	2,612,373
Pay it Forward	222,831	1,200,298	758,092	4,788,232
Theatrical Pay it Forward	20,735	—	719,370	—
Other	322,194	504,928	562,866	796,039
Total Revenue	$87,641,416	$16,506,426	$135,082,056	$45,364,632

Angel Guild Revenue

The Angel Guild is a paid membership that gives certain benefits, such as early access to certain content and the ability to vote on future content. Premium memberships receive additional benefits, such as complimentary theatrical tickets and merchandise discounts. Members have the option to pay either on a monthly or annual basis. The payments for memberships are initially recorded as deferred revenue and allocated to three different performance obligations: (i) memberships – recognized on a straight-line basis over the membership period, (ii) complimentary theatrical tickets – allocated only in periods of theatrical releases by the Company and recognized as tickets are redeemed during the month of membership and (iii) merchandise – recognized as the benefit is used.

Theatrical Release Revenue

Prior to the digital release of licensed content, the Company might provide the option to release content as part of a theatrical release. Revenue from these events is recognized at a point in time – when the theatrical showing takes place. The Company will negotiate the terms of the theatrical distribution window (ranging from a few weeks to a few months), profit sharing percentage, and collection terms with the theater owners prior to the release. Theatrical release revenue fluctuates depending on the timing and scale of theatrical showings.

Content Licensing Revenue

The Company’s content licensing arrangements include fixed fee and minimum guarantee arrangements, and sales or usage based royalties. The Company’s fixed fee or minimum guarantee licensing arrangements may, in some cases, include multiple titles, multiple license periods (windows), rights to exploitation in different media, or rights to exploitation in multiple territories, which may be considered distinct performance obligations. When these performance obligations are considered distinct, the fixed fee or minimum guarantee in the arrangement is allocated to the title, window, media right or territory as applicable, based on estimates of relative standalone selling prices. The amounts related to each performance obligation (i.e., title, window, media or territory) are recognized when the content has been delivered, and the window for the exploitation right in that territory has begun, which is the point in time at which the customer is able to begin to use and benefit from the content.

Sales or usage based royalties represent amounts due to the Company based on the “sale” or “usage” of its content by the customer, and revenues are recognized at the later of when the subsequent sale or usage occurs, or the performance obligation to which some or all the sales or usage-based royalty has been allocated has been satisfied (or partially satisfied). Generally, when the Company licenses completed content (with standalone functionality, such as a movie, or television show), its performance obligation will be satisfied prior to the sale or usage. The actual amounts due to the Company under these arrangements are typically not reported to the Company until several months after the close of the reporting period. The Company records revenue under these arrangements for the amounts due and not yet reported to the Company based on estimates of the sales or usage of these customers and pursuant to the terms of the contracts. Such estimates are based on information from the Company’s customers, historical experience with similar titles in that market or territory, the performance of the title in other markets and/or available data in the industry. While the Company believes these estimates are reasonable estimates of the amounts due under these arrangements, such estimated amounts could differ from the actual amounts to be subsequently reported by the customer, which could be higher or lower than the Company’s estimates, and could result in an adjustment to revenues in future periods. Any adjustments booked during the June 30, 2025 and 2024 periods have been immaterial.

For certain multi-year licensing arrangements, payments may be due over a longer period. When the Company expects the period between fulfillment of its performance obligation and the receipt of payment to be greater than a year, a significant financing component is present. In these cases, such payments are discounted to present value based on a discount rate reflective of a separate financing transaction between the customer and the Company, at contract inception. The Company does not assess contracts with deferred payments for significant financing components if, at contract inception, the Company expects the period between fulfillment of the performance obligation and subsequent payment to be one year or less.

Content licensing arrangements can last between several months to up to ten years. The typical period ranges around three years.

Merchandise Revenue

The Company has partnered with creators to distribute the creators’ licensed original content and related merchandise. Merchandise revenue represents apparel, DVDs, Blu-rays, books and other intellectual property. Revenue is recognized upon shipment of the merchandise and is recognized at a point in time, when physically shipped.

Pay it Forward Revenue

Pay it Forward revenue consists of payments made from customers who want to keep the Company’s content free to general users and help create future episodes and seasons of their favorite shows. Pay it Forward revenues are reported as Pay it Forward revenue in the condensed consolidated statements of operations in accordance with ASC Topic 958, Not-for-Profit Entities.

Theatrical Pay it Forward Revenue

The Company also collects Pay it Forward payments for the Company’s upcoming or current theatrical releases. These collections are used to offset the cost the Company incurs to purchase free or discounted tickets (“Ticket Redemption Expenses”) for people who may not have otherwise been able to watch the film. If total theatrical Pay it Forward payments are in excess of total Ticket Redemption Expenses, the excess amount will initially be included on the Company’s condensed consolidated financial statements as deferred revenue. Deferred revenue will be recognized as Pay it Forward revenue during a reporting period if future Ticket Redemption Expenses are expected to be less than the deferred revenue balance.

Other Revenue

Other revenue consists of tickets to Dry Bar Comedy shows and other events, concession sales, general and administrative management fees and in-app advertising. Other revenue is recognized when the services are performed or when the event takes place.

The Company does not disclose revenue by geography as it is impracticable to do so. The Company’s business operations involve complex, interconnected revenue streams that are not easily attributable to specific geographic regions. Revenue is often generated through multi-region engagements, global contracts and shared operational resources, making geographic segmentation inaccurate or misleading. As a result, providing such information would not reflect the true nature of the Company’s business and could lead to misinterpretation.

Cost of Revenues

Cost of revenues represents the direct costs incurred by the Company in generating its revenue. These costs include expenses directly associated with the goods or services sold during the reporting period. Cost of revenues is recognized in the condensed consolidated statements of operations in the period in which the related revenue is recognized, following the matching principle.

Components of cost of revenues include licensing royalty expense, film delivery costs, hosting, merchandise costs, credit card fees, freight and shipping costs, and costs of services provided.

Selling and Marketing Expenses

Selling and marketing expenses represent costs incurred by the Company in promoting and selling its products or services. These expenses are recognized in the condensed consolidated statements of operations in the period in which they are incurred.

Components of selling and marketing expenses include advertising and promotional activities, salaries and benefits for sales and marketing personnel, travel and entertainment expenses related to sales and marketing activities, and costs of marketing materials. It also includes costs incurred by the Company to purchase movie tickets for giving away, which costs are offset by the Pay it Forward receipts the Company receives from customers who Pay it Forward for others to see the show. The total amount of Pay it Forward receipts that were offset against selling and marketing costs for the three months ended June 30, 2025, and 2024, were $2.2 million and $1.2 million, respectively, and for the six months ended June 30, 2025, and 2024, were $2.5 million and $2.9 million, respectively.

General and Administrative Expenses

General and administrative expenses represent costs incurred by the Company that are not directly attributable to the production of goods or services. These expenses include, but are not limited to, salaries and benefits of administrative staff, office rent, utilities, office supplies, insurance, legal fees and other overhead costs necessary to support the operations of the business.

General and administrative expenses are recognized in the condensed consolidated statements of operations in the period in which they are incurred. Expenses are measured at the fair value of the consideration given in exchange for goods or services received.

Research and Development Expenses

Research and development expenses consist primarily of payroll, software and other related expenses for research and development personnel responsible for making improvements to the Company’s service offerings, including testing and maintaining and modifying the user interface and infrastructure. These expenses are recognized in the condensed consolidated statements of operations in the period in which they are incurred.

Stock-Based Compensation

Stock-based payments made to employees, including grants of employee stock options, are measured using a fair value-based method. The related expense is recorded in the condensed consolidated statements of operations over the period of service.

Income Taxes

Income taxes are provided for the tax effects of transactions reported in the condensed consolidated financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the tax bases of assets and liabilities. The deferred taxes represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred income tax assets are reviewed periodically for recoverability, and valuation allowances are provided when it is more likely than not that some or all of the deferred income tax assets may not be realized.

The Company believes that it has appropriate support for the income tax positions taken and to be taken on its tax returns and that its accruals for tax liabilities are adequate for all open tax years based on an assessment of many factors including experience and interpretations of tax laws applied to the facts of each matter. The Company files income tax returns in the U.S. federal jurisdiction and certain state jurisdictions.

As of June 30, 2025 and December 31, 2024, the Company had $0.0 million of deferred tax assets.

Basic and Diluted Earnings (Loss) Per Share

Basic earnings (loss) per share attributable to the Company is computed by dividing income (loss) attributable to the Company by the weighted-average number of shares outstanding during the period. Diluted earnings (loss) per share attributable to the Company gives effect to all dilutive potential shares that are outstanding during the period (if any) and excludes stock options that are anti-dilutive as a result of any net losses during the period.

Segment Reporting

The Company operates as a single reportable segment. The Chief Operating Decision Maker (“CODM”), Neal Harmon, our Chief Executive Officer, evaluates the Company’s financial performance and allocates resources based on consolidated financial results. The Company does not manage its operations or prepare financial information on a disaggregated basis beyond the consolidated level for internal reporting purposes.

The CODM reviews consolidated operating results, primarily focusing on revenue, operating income (loss), and key expense categories to assess performance and make strategic decisions. The single reportable segment derives its revenue as described above, primarily from Angel Guild revenue, theatrical release revenue, content licensing, merchandise revenue, Pay it Forward revenue and other revenue. Segment profit or loss is measured consistently with the condensed consolidated operating income (loss) presented in the condensed consolidated statements of income.

The significant expense categories regularly provided to the CODM as part of the consolidated financial review include cost of revenue, selling and marketing, research and development and general and administrative expenses. The amounts for these categories are included in the condensed consolidated statements of operations. These expenses represent the primary financial measures used by the CODM to evaluate operational efficiency and resource needs. No other significant expense categories or performance metrics are regularly provided to the CODM on a disaggregated basis.

The Company’s accounting policies for segment reporting are consistent with the significant accounting policies described in Note 1.

Convertible Notes and Warrants

The Company accounts for warrants and convertible features of debt as either equity-classified or liability-classified instruments based on an assessment of the financial instrument’s specific terms.

The assessment for the convertible features of debt considers whether the convertible debt instrument is issued at a substantial premium. The Company has determined that a premium of 10 percent or more is considered substantial.

The assessment for the warrants considers whether the warrants are freestanding financial instruments, meet the definition of a liability, and whether the warrants meet all the requirements for equity classification, including whether the warrants are indexed to the Company’s own stock and whether the warrant holders could potentially require “net cash settlement”, among other conditions for equity classification.

The Company has determined that all outstanding warrants and convertible features of debt meet the criteria for equity classification. The warrants and the convertible features of the debt are recorded as a component of additional paid-in capital on the condensed consolidated statements of stockholders’ equity at the time of issuance.

The fair value of the warrants and the convertible features of the debt are estimated using the Black Scholes option pricing model at the time of issuance.

Recent Accounting Pronouncements

Recently Issued Accounting Pronouncements Not Yet Adopted

ASU 2023-09

In December 2023, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures. This ASU enhances the transparency and decision-usefulness of income tax disclosures by requiring, among other items, greater disaggregation in the rate reconciliation and income taxes paid by jurisdiction.

The guidance is effective for public business entities for annual periods beginning after December 15, 2024. Early adoption is permitted. The ASU does not affect interim period disclosures (e.g., Form 10-Q), and as such, no changes have been made to the Company’s interim reporting. The Company is currently evaluating the impact of this ASU on its annual income tax disclosures and does not expect it to have a material impact on its consolidated financial statements.

2.	Digital Assets and Digital Assets Receivable

The table below summarizes the digital assets shown on the Company’s condensed consolidated balance sheets as of:

	June 30, 2025	December 31, 2024
Digital assets held:
Approximate number of bitcoin held	34.7	304.2
Digital asset cost basis	$2,210,425	$19,091,091
Digital asset carrying value	$3,722,670	$12,457,387

The carrying value on the Company’s condensed consolidated balance sheets at each period-end prior to the adoption of ASC 2023-08 represented the lowest fair value (based on Level 1 inputs in the fair value hierarchy) of the bitcoin at any time since their acquisition. Therefore, these fair value measurements were made during the period of their acquisition through December 31, 2024.

The table below summarizes the digital assets receivable shown on the Company’s condensed consolidated balance sheets as of:

	June 30, 2025	December 31, 2024
Digital assets receivable:
Approximate number of bitcoin held	268.4	—
Digital asset cost basis	$16,815,138	$—
Digital asset carrying value	$28,750,840	$—

The following table summarizes the Company’s digital asset purchases, gains (losses) on digital assets as calculated after the adoption of ASU 2023-08 on January 1, 2025, and write-down of digital assets as calculated prior to the adoption of ASU 2023-08 for the periods indicated. This table is inclusive of both the Company’s digital assets held and digital assets receivable.

	For the three months ended June 30,		For the six months ended June 30,
	2025	2024	2025	2024
Approximate number of bitcoin acquired	—	0.1	0.01	0.9
Approximate number of bitcoin dispensed	—	(13.9)	(1.1)	(13.9)
Digital asset additions	$—	$3,523	$—	$48,515
Digital asset dispositions	$—	$964,178	$99,118	$964,178
Unrealized gains (losses), net	$7,452,328	$—	$4,156,594	$—
Realized gains (losses), net	$—	$732,410	$(3,371)	$732,410

3.Debt

Notes Payable

The following table summarizes the Company’s debt facilities as of June 30, 2025 and December 31, 2024 (in millions):

Type of Facility or Arrangement	Balance as of June 30, 2025	Balance as of December 31, 2024	Original Principal Amount	Interest Rate		Repayment Terms
May 2024 P&A loans	$2.1	$3.3	$3.0	10.0*	%	For detailed terms, see (1)
Feb 2025 loan agreement	4.3	—	5.4	18.5		For detailed terms, see (2)
Jan and Feb 2025 note agreements	13.5	—	13.5	11.5 - 12.0		For detailed terms, see (3)
May 2025 convertible note	5.1	—	5.0	15.0		See Convertible Note and Warrant section below.
Revolving P&A loans (See Note 6, Related-Party Transactions)	11.8	8.2		10.0 - 15.0*		The current notes mature between July and August 2025.
Total	36.8	11.5
Less: Discounts, net of amortization	(1.4)	—
Total notes payable balance	$35.4	$11.5

*	The interest rates for these loans are calculated as simple interest, where the amount of interest is a fixed amount of the principal.

(1)	The maturity date is dependent on the timing of cash collections from theatrical sales, licensing revenue, merchandise sales and other revenue. The balance is expected to be fully paid within the next twelve months.

(2)	On February 5, 2025, the Company entered into a loan agreement with a third-party lender to secure senior secured financing related to the licensing receivables from the feature film “Sound of Freedom.” Under the agreement, the lender paid to the borrower $5.4 million (the “Loan”) for working capital and future media acquisition and production. In exchange, the borrower assigned the rights to certain licensing receivables to the lender. The loan has an effective interest rate of 18.5% and is repayable in nine quarterly installments of $0.7 million each, commencing February 15, 2025, with a maturity date of February 15, 2027. The loan is secured by a first-priority security interest in all assets related to “Sound of Freedom,” including distribution proceeds, and a repayment lien on all future media projects of the borrower and the Company, subordinated to certain pre-existing obligations except for “Sound of Freedom” assets. Additional costs included $0.1 million in set-up and legal fees which were recorded as a debt discount. Maturity date is dependent on the timing of cash collections from theatrical sales, licensing revenue, merchandise sales and other revenue. $2.3 million of the remaining balance is classified as short-term, as it is expected to be repaid in the next 12 months.

(3)	The notes mature between February 2026 and April 2026. The Company used a portion of their digital assets to be held in custody as collateral on the notes. The initial margin required as collateral ranged between 150.0% – 167.0% percent of the note amount. Additional collateral is required if the value of the note to collateralized digital currency falls between 140.0% – 143.0% percent, depending on the note. As of June 30, 2025, the market value of digital assets transferred to the lenders as collateral was approximately $28.8 million. As the Company retains the economic risk of the digital currency, digital assets receivable are recorded in the condensed consolidated balance sheets.

Convertible Note and Warrant

In May 2025, the Company entered into a note and warrant purchase agreement with an unaffiliated third party, providing for the private placement of a subordinated convertible promissory note and warrant to purchase 30,525 shares of the Company’s Class C common stock with an exercise price of $32.76 per share. The Company does not have the right to prepay the convertible note. Interest is compounded monthly and payable on the maturity date. A discount of $1.3 million was recorded for the convertible feature of the note and the warrant, as allocated based on the relative fair values of the elements of the convertible note. This discount was recorded as paid-in capital. Due to the total fair value of the note, including the warrant and convertible feature, being greater than the principal amount of the note, the effective interest rate is greater than the coupon rate and is approximately 30.9%.

The following table summarizes further details of the Note:

Notes	Issuance Date	Maturity Date	Principal Amount	Coupon Interest Rate
2025 Note	May 2, 2025	May 1, 2027	$5,000,000	15.00%

Conversion Rights of the Note

At the investor’s option and prior to the maturity date, the convertible note and any accrued interest may be converted into shares of the Company’s Class C common stock at a fixed price of $32.76 per share.

Components and Fair Value of the Note and Warrant

The convertible note and warrant consisted of the following components as of June 30, 2025. The principal shown in the table below consists of the original principal amount of the note as well as the interest (which is paid-in-kind each month).

2025 Note	As of June 30, 2025
Principal	$5,125,781
Less: discount, net of amortization	1,272,193
Net carrying amount	$3,853,588

Estimated fair value at date of issuance (1)	$6,825,393

(1)	The fair value includes the note, the conversion feature on the note, and the warrant. The conversion feature and warrant were determined based on the Black Scholes option pricing model on the date of issuance of the note and has been classified as level 3 in the fair value hierarchy.

Interest Expense

The following table summarizes interest expenses related to the convertible note and warrant:

	For the three months ended June 30,		For the six months ended June 30,
	2025	2024	2025	2024
Amortization of debt discount	$65,016	$—	$65,016	$—
Coupon interest payable on convertible note	125,781	—	125,781	—
Total interest expense on convertible note	$190,797	$—	$190,797	$—

4.Commitments and Contingencies

Legal Proceedings

The Company currently is, and from time to time might again become, involved in litigation arising in the normal course of business.

Litigation is necessary to defend the Company. The results of any current or future complex litigation matters cannot be predicted with certainty, and regardless of the outcome, litigation can have an adverse impact because of defense and settlement costs, distraction of management and resources, and other factors. Additionally, these matters may change in the future as the litigation and factual discovery unfolds. Legal fees are expensed as incurred. Insurance recoveries associated with legal costs incurred are recorded when they are received.

The Company assesses whether there is a reasonable possibility that a loss, or additional losses beyond those already accrued, may be incurred (“Material Loss”). If there is a reasonable possibility that a Material Loss may be incurred, the Company discloses an estimate or range of the amount of loss, either individually or in the aggregate, or discloses that an estimate of loss cannot be made. If a Material

Loss occurs due to an unfavorable outcome in any legal matter, this may have an adverse effect on the condensed consolidated financial position, results of operations, and liquidity of the Company. The Company records a provision for each liability when determined to be probable, and the amount of the loss may be reasonably estimated. These provisions are reviewed annually and adjusted as additional information becomes available. Management, after consultation with legal counsel, believes that the outcome of these proceedings will not have a material impact on the Company’s condensed consolidated financial position, results from operations or liquidity. The actual amounts from the resolution of these matters could vary from management’s estimate.

Mergers and Acquisitions

In July 2022, the Company purchased an 8.0% interest in an entity that is partially owned by one or more of the Company’s directors, officers, and stockholders. This entity produces content for the Company’s platforms. The total purchase price was $1.7 million. In August 2023, the Company entered into negotiations to acquire this entity in full. While negotiations are ongoing, the Company agreed to fund the operations of the entity. The Company funded a total of $4.4 million during the year ended December 31, 2024. During the six months ended June 30, 2025 the Company funded an additional $1.9 million related to supporting operations of the entity which was expensed by the Company.

In August 2024, the Company agreed to a non-binding term sheet to acquire the rights related to a project currently under a content licensing agreement. The total purchase price was $30.0 million. The Company agreed to fund the operations of the entity until and following the completion of the acquisition. During the year ended December 31, 2024, the Company funded $2.2 million. During the six months ended June 30, 2025, the Company funded an additional $2.9 million related to supporting operations of the entity which was expensed by the Company.

In April 2025, the Company entered into a non-binding term sheet to acquire Black Autumn Show, Inc., including its Homestead film, television series and related assets, for stock consideration based on a valuation of up to $28.2 million. The Company agreed to fund feature seasons of the television series through either (i) royalties earned from the film and television show or (ii) additional funding to cover the remaining production costs. Currently, the Company has not had to pay any additional funding outside of the royalties earned.

In May 2025, the Company agreed to purchase the IP for Sketch from Wonder Project Inc. for $6 million in cash; $2 million each is to be paid on or before May 31, 2025, June 30, 2025, and July 31, 2025. The purchase is now complete and the final payment has been completed. With this purchase, Angel Studios now controls the rights, title, and interest in the film, including any subsequent productions.

As of June 30, 2025, the Company made certain payments totaling $2.5 million to acquire a stake in Slingshot USA, LLC (“Slingshot”). In addition, the Company made a payment of $0.5 million for a non-refundable earnest money deposit to facilitate negotiations and acquire the majority stake in Slingshot USA, LLC. The transaction is currently the subject of litigation, and the Company has determined that it is unlikely that they will recover the earnest money deposit. Therefore, as of June 30, 2025, the Company wrote off the $0.5 million non-refundable earnest money deposit. The Company is assessing the ongoing financial obligations and risks associated with the litigation.

Class C Common Stock Contractual Adjustment

During 2023, one of the Company’s investors purchased 528,914 shares of its Class C Common Stock. As part of the agreement, the total shares purchased would be adjusted to 842,696 shares of Class C Common Stock if each of the below events occurred:

1.	If gross revenues of the Company in 2023, 2024 or 2025 was less than $100.0 million; and
2.	If a material and adverse change occurs to one of the Company’s distribution agreements that results in a reduction in revenue of at least 20.0% relative to the revenue that would have otherwise been entitled if not for the material change.

During Q2 2025, the Company determined that both of these triggering events had occurred, and the additional shares have been issued and recorded.

5.Common Stock

The Company has authorized capital stock consisting of 85,000,000 shares of common stock, par value $0.001 per share, of which 27,500,000 shares have been designated as Class A Common Stock, 4,000,000 have been designated as Class B Common Stock, 38,000,000 have been designated as Class C Common Stock and 15,500,000 have been designated as Class F Common Stock.

Warrant Offerings

In May 2025, the Company entered into a note and warrant purchase agreement with an unaffiliated third party, providing for the private placement of a subordinated convertible promissory note with a principal balance of $5.0 million and warrant to purchase 30,525 shares of the Company’s Class C Common Stock with an exercise price of $32.76 per share. The warrant may be exercised during the term of the convertible note and will expire at 5 p.m. Utah local time on May 1, 2027.

The Company determined that the warrant meets the criteria for equity classification. Therefore, the warrant is recorded as a component of additional paid-in capital on the condensed consolidated statements of stockholders’ equity at the time of issuance. The fair value of the warrant was estimated using the Black-Scholes option pricing model at the time of issuance and will not be remeasured throughout its life, pursuant to ASC 470.

For more information regarding the note and warrant purchase agreement, refer to Note 3.

Loss per Share

The following table represents the Company’s loss per share for the three and six months ended June 30, 2025 and 2024:

	Three Months Ended		Six Months Ended
	2025	2024	2025	2024
Numerator:
Net loss attributable to controlling interests	$(15,882,522)	$(22,482,813)	$(53,299,432)	$(37,326,897)

Denominator:
Weighted average basic shares outstanding	27,928,342	25,276,878	27,574,641	25,138,698
Effect of dilutive shares	—	—	—	—
Weighted average diluted shares	27,928,342	25,276,878	27,574,641	25,138,698

Basic loss per share	$(0.569)	$(0.889)	$(1.933)	$(1.485)
Diluted loss per share	$(0.569)	$(0.889)	$(1.933)	$(1.485)

Basic loss per share includes no dilution and is computed by dividing net income available to common stockholders by the weighted average common shares outstanding for the period. Diluted loss per share is calculated similarly to basic earnings per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the common shares were dilutive. All potential common shares were anti-dilutive as a result of the Company’s net losses during the three and six months ended June 30, 2025 and 2024.

The following table sets forth the outstanding potentially dilutive securities that have been excluded in the calculation of diluted loss per share as their inclusion would be anti-dilutive, for the three and six months ended June 30, 2025 and 2024:

	Three Months Ended		Six Months Ended
	2025	2024	2025	2024
Stock options to purchase common stock	3,053,407	1,617,912	2,860,817	1,596,761
Convertible securities to acquire common stock	156,465	—	156,465	—
Warrants to purchase common stock	30,525	—	30,525	—
Total outstanding potentially dilutive securities	3,240,397	1,617,912	3,047,807	1,596,761

6.Related-Party Transactions

The Company has a marketing services contract with an entity owned by one or more of the Company’s directors, officers, and stockholders. During the three months ended June 30, 2025 and 2024, the Company incurred expenses of $0.2 million and $0.1 million, respectively, to the related party for marketing services. During the six months ended June 30, 2025 and 2024, the Company incurred expenses of $0.3 million and $0.3 million, respectively, to the related party for marketing services.

In July 2021, the Company purchased a 50.0% interest in the entity that owns the building in which the Company leases its office space from. Lease payments made during the period of related party ownership were $0.1 million and $0.1 million for the three months ended June 30, 2025 and 2024, respectively and $0.2 million and $0.3 million for the six months ended June 30, 2025 and 2024, respectively.

In February 2024, the Company entered into a revolving P&A loan agreement with Angel P&A, LLC, a Delaware limited liability company (“Angel P&A”) that is 100.0% owned by one or more of the Company’s directors, officers, and stockholders. Angel P&A was set up for the specific purpose of raising P&A funds for the Company to use for upcoming theatrical releases, in exchange for revenue participation rights of the films. The revenue participation rights allow Angel P&A the right to receive an amount not to exceed 110.0% (initial investment plus a 10.0% return) of their invested amount. Angel P&A has priority on the cash receipts to the Company of the particular film they invested in and shall be paid in full before any other claims, with the exception of money raised under Regulation A of Section 3(6) of the Securities Act, for P&A (if any) which would take first priority, from the film are paid. When Angel P&A receives the repayment on these notes, the interest portion is distributed to the institutional investors and the original investment can either remain at Angel P&A for additional P&A loans needed by the Company or be returned to the institutional investors until the Company has further need of the funds. The commitment period between Angel P&A and the Company, and between Angel P&A and the investors, lasts through February 2027. Angel P&A has no employees and is not anticipated to incur any operating expenses. The maturity on the loans are typically due between 80 – 120 days from the individual draw. As of June 30, 2025 and December 31, 2024, the total outstanding balance of revolving P&A loans is $11.8 million and $8.2 million, respectively.

7.Subsequent Events

Subsequent events have been evaluated through August 13, 2025, which is the date the condensed consolidated financial statements were available to be issued.

Sale of Common Stock

From July 1, 2025, through the date of this Quarterly Report on Form 10-Q, the Company sold an aggregate of  201,946 shares of Class C Common Stock to various purchasers, generating gross proceeds of approximately $7.9 million. The issuances of the Class C Common Stock were made in reliance upon exemptions from registration provided by Section 4(a)(2) of the Securities Act and Regulation D promulgated thereunder. The Company intends to use the proceeds from the sales of Class C Common Stock to manage its business and provide working capital for its operations. The proceeds may also be used to pay expenses relating to salaries and other compensation to its officers and employees.

Entry Into A Material Definitive Agreement

In August 2025, the Company entered into two convertible promissory notes (the “August Notes”) with separate, unaffiliated investors (the “August Investors”) totaling $7.0 million, bearing interest at 16.0% per annum. The August Notes are convertible into shares of the Company’s Class C Common Stock at a conversion price of $39.00 per share. If at any time, before or on December 31, 2025, the Company’s common stock becomes listed on a national securities exchange, this note will automatically convert into a number of shares of the Company’s Class C Common Stock equal to the then outstanding principle and accrued interest amounts.

If the automatic conversion is not triggered, the August Investors may at their sole discretion, at any time when the notes remain outstanding, including after the Maturity Date, elect to convert the shares of the Company’s Class C Common Stock at a fixed price of $39.00 per share. If the notes are not converted, the Company will be required to repay the August Notes plus all accrued and outstanding interest on before December 31, 2025.